Exhibit 99.1

FDCTech, Inc. Signs Letter of Intent to Acquire Xoala (Steven AB), a Regulated Electronic Money Institution in Sweden

The Company Secures Strategic Gateway to Europe’s $2 Trillion Payments Market with Acquisition of Regulated EMI Xoala.

Irvine, CA: August 06, 2025, FDCTech, Inc. (“FDC” or the “Company,” PINK: FDCT), a fintech-driven firm specializing in acquiring and scaling small to mid-size legacy financial services companies, today announced it has entered into a non-binding Letter of Intent (LOI) to acquire Steven AB, trading as Xoala, a Swedish-registered company (Reg. No. 559026-5673), authorized as an Electronic Money Institution and regulated by the Swedish Finansinspektionen (ID No. 48004).

The acquisition is part of the Company’s strategy to expand its regulated financial services footprint across Europe and the UK, positioning itself as a vertically integrated global trading and payments group. Signing this LOI with Steven AB marks an important step toward our vision of becoming a fully integrated fintech powerhouse. Once completed, this acquisition will give the Company a strong European payments infrastructure, enabling us to provide our clients with a complete trading-to-payments solution underpinned by robust regulatory licenses.

Under the LOI, Company proposes to acquire 100% of the shares of Steven AB from Steven FS Limited (UK) for a total purchase price of $6,750,000. The price consists of both the premium for the shares and the Own Funds Capital of Steven AB.

●	Payment Schedule: The consideration will be paid in five equal annual instalments of $1,350,000 each, starting June 13, 2026, through June 13, 2030.

●	Exclusivity Period: The Seller has agreed to a 45-day exclusivity period for the Company to conduct due diligence and negotiate a definitive Share Purchase Agreement (SPA).

●	Transitional Operations: Both parties will continue to operate the business in the normal course until closing.

The LOI is non-binding except for certain provisions relating to exclusivity, confidentiality, and governing law. A final binding SPA is expected within 45 days, subject to due diligence.

Steven AB (Xoala) holds a prestigious Electronic Money Institution license in Sweden and offers multi-currency accounts, FX services, payment acquiring, and both virtual and physical debit cards. This license is extended across the European Economic Area (EEA), giving the Company a regulatory gateway to offer financial services to millions of potential customers. Xoala offers regulated multi-currency accounts in twenty-six (26) fiat currencies and supports eight (8) leading cryptocurrencies, enabling instant FX conversion, cross-border payments, and seamless crypto-to-fiat settlements under European regulations. Integrating Xoala’s regulated payments platform with the Company’s Condor Trading Platform and Alchemy Markets’ regulated brokerage will allow clients to trade, manage multi-currency accounts, and make global payments from a single, unified platform.

The acquisition expands the Company’s high-margin fee income streams from FX spreads, account fees, card issuance, and cross-border transactions — reducing reliance on trading commissions alone. By combining regulated payment processing and brokerage services, The Company is creating a vertically integrated fintech model that can compete with larger global players, while remaining agile and retail-investor focused.

For more information on the Company’s results and strategic plans, please visit our SEC filings or the Company’s website.

Steven AB

Xoala, the registered trading name of Steven AB and Swipe International Ltd., is a Swedish and UK-authorized Electronic Money Institution. The company offers multi-currency accounts, local and international payments, FX conversion, card issuance, and corporate payout solutions.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages, as well as prop and algo trading firms of all sizes, across various asset classes, including forex, stocks, commodities, indices, ETFs, precious metals, and other financial instruments. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618